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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2002

Dot Hill Systems Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13317 (Commission File Number)	13-3460176 (I.R.S. Employer Identification No.)

6305 El Camino Real, Carlsbad, California (Address of principal executive offices)		92009 (Zip Code)

Registrant's telephone number, including area code: (760) 931-5500

Not Applicable.
(Former name or former address, if changed since last report.)

Item 5. Other Events.

        The following is an updated description of the securities of Dot Hill Systems Corp. (the "Registrant").

General

        The authorized capital stock of the Registrant consists of 100,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. As of June 30, 2002, there were approximately 24,921,471 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

        All issued and outstanding shares of common stock are fully paid and non-assessable. Holders of common stock have no preemptive, subscription or conversion rights and are not liable for further calls or assessments. There are no redemption or sinking fund provisions in effect with respect to the common stock. Subject to the preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividends lawfully declared from time to time by the board of directors. The Registrant has paid no cash dividends on its common stock since its incorporation and anticipates that for the foreseeable future it will continue to retain Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The common stock is listed on the NYSE under the symbol "HIL."

Preferred Stock

        The board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participation, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of the common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. Any issuance of preferred stock may have the effect of decreasing the market price of the common stock. The Registrant has no current plans to issue any of the preferred stock.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

        The Registrant is subject to Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of 3 years following the date that the stockholder became an interested stockholder unless:

  •
  prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines"business combination" to include:

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  any merger or consolidation involving the corporation and the interested stockholder;

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  any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

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  subject to exceptions, any transaction that results in the issuance;

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  transfer by the corporation of any stock of the corporation to the interested stockholder; or

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  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

        The Registrant's Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Registrant or its management. First, the Bylaws provide that all stockholder actions must be effected at a duly called meeting of holders and not by written consent. Second, the Bylaws provide that special meetings of the holders may be called only by the chairman of the board of directors, the chief executive officer, the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, or stockholder(s) holding 20% or more of the outstanding shares of the voting stock entitled to vote. Third, the Certificate of Incorporation and Bylaws provide for a classified board of directors, in which approximately one-third of the directors would be elected each year. Consequently, any potential acquiror would need to successfully complete two proxy contests in order to take control of the board of directors. Finally, the Bylaws establish procedures, including advance notice procedures, with regard to the nomination of candidates for election as directors and stockholder proposals. These provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Registrant or its management.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOT HILL SYSTEMS CORP.

By:	/s/ PRESTON ROMM Preston Romm Chief Financial Officer, Treasurer and Secretary

Date: July 22, 2002

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SIGNATURE